The New Economy Fund
333 South Hope Street
Los Angeles, California 90071-1406
Phone (213) 486 9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$45,629
Class B	$0
Class C	$36
Class F	$807
Total	$46,472
Class 529-A	$344
Class 529-B	$0
Class 529-C	$0
Class 529-E	$12
Class 529-F	$7
Class R-1	$6
Class R-2	$32
Class R-3	$188
Class R-4	$218
Class R-5	$716
Total	$1,523

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1490
Class B	$0.0000
Class C	$0.0079
Class F	$0.1582
Class 529-A	$0.1509
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0909
Class 529-F	$0.1741
Class R-1	$0.0332
Class R-2	$0.0115
Class R-3	$0.0847
Class R-4	$0.1602
Class R-5	$0.2146

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	289,826
Class B	8,165
Class C	5,421
Class F	9,429
Total	312,841
Class 529-A	2,844
Class 529-B	512
Class 529-C	931
Class 529-E	162
Class 529-F	71
Class R-1	323
Class R-2	3,305
Class R-3	2,911
Class R-4	1,515
Class R-5	4,117
Total	16,691

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$26.41
Class B	$25.30
Class C	$25.18
Class F	$26.28
Class 529-A	$26.34
Class 529-B	$25.54
Class 529-C	$25.55
Class 529-E	$26.11
Class 529-F	$26.34
Class R-1	$25.74
Class R-2	$25.77
Class R-3	$26.11
Class R-4	$26.34
Class R-5	$26.54